Exhibit 10.4

August 13, 2021

Patrick Broderick
VIA EMAIL/DOCUSIGN

Dear Patrick:

As you know, you are a party to an employment agreement with Intersect ENT, Inc. (the “Company”) dated November 12, 2020 (the “Agreement”). The Company is hereby amending the Agreement on the terms set forth below. Capitalized terms not defined herein shall have the meaning set forth in the Agreement.

If it shall be determined that any Payment (as defined below) would be subject to the Excise Tax (as defined below), then you shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by you of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A of the Code, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Company’s obligation to make Gross-Up Payments shall not be conditioned upon your termination of employment.

Subject to the provisions below, all determinations required to be made, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s accounting firm (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to you and the Company within 15 business days after receipt of notice from you that there has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon you and the Company.

As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies as set forth herein, and you are required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of you. You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after you are informed in writing of such claim. You shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30-day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that the Company desires to contest such claim, you shall: (a) give the Company any information reasonably requested by the Company relating to such claim; (b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company; (c) cooperate with the Company in good faith in order to effectively contest such claim; and (d) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions, the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on your behalf and direct you to sue for a refund or to contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction, and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs you to sue for a refund, the Company shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

If, after your receipt of a Gross-Up Payment or payment by the Company of an amount on your behalf, you become entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, you shall (subject to the Company’s complying with the requirements herein, if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on your behalf, a determination is made that you shall not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

The following terms shall have the following meanings for purposes of this letter amendment:

(a) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(b) The “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Code Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(c) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of you, whether paid or payable pursuant to this letter amendment or otherwise, that relates to the transactions described in the Agreement and Plan of Merger between the Company, Medtronic, Inc., a Minnesota corporation (“Parent”), and Project Kraken Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent.

Except as set forth herein, the terms of the Agreement remain in full force and effect.

This amendment sets forth the entire agreement of the parties with respect to the amended terms herein, and supersedes any prior promises or agreements (oral or written) concerning the subject matter hereof. This amendment may only be amended in a written agreement signed by you and a duly authorized member of the Board of Directors.

Please sign below to indicate your acceptance of these terms.

Sincerely,

/s/ Thomas A. West
Thomas A. West
President and Chief Executive Officer

Understood, accepted and agreed to:

/s/ Patrick Broderick
Patrick Broderick

8/14/2021
Date